May 2009 Preliminary Terms No. 93 Registration Statement No. 333-156423 Dated April 23, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and some upside in exchange for principal protection.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	May , 2009
Original issue date:	May , 2009 (5 business days after the pricing date)
Maturity date:	May 20, 2014
Interest:	None
Principal protection:	100%
Underlying index:	The S&P 500® Index
Payment at maturity:
The payment at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$16.00 to $17.00 per note (160% to 170% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	May 15, 2014, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617483383
ISIN:	US6174833839
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.30	$9.70
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208002

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Investment Overview

Capital Protected Notes

The 100% Capital Protected Notes (the “notes”) provide investors:

¡	an opportunity to gain exposure to the S&P 500® Index
¡
100% participation in any appreciation of the underlying index over the term of the notes, subject to a maximum payment at maturity of $16.00 to $17.00 per note (160% to 170% of the stated principal amount).  The maximum payment at maturity will be determined on the pricing date.

¡	100% principal protection regardless of the performance of the underlying index

At maturity if the underlying index has depreciated or has not appreciated at all, the investment will redeem for the stated principal amount, without any yield on your investment.

Maturity:	5 years
Participation rate:	100%
Maximum payment at maturity:	$16.00 to $17.00 per note (160% to 170% of stated principal amount). The maximum payment at maturity will be determined on the pricing date.
Principal protection:	100%
Interest:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on April 21, 2009:

Bloomberg Ticker Symbol:	SPX
Current Index Level:	850.08
52 Weeks Ago:	1,388.17
52 Week High (on 5/19/2008):	1,426.63
52 Week Low (on 3/9/2009):	676.53

S&P 500® Index Historical Performance – Daily Closing Values
January 1, 2004 to April 21, 2009

May 2009	Page 2

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Key Investment Rationale

The notes offer 100% participation in the positive performance of the underlying index, subject to the maximum payment at maturity of $16.00 to $17.00 per note, while protecting 100% of your principal in exchange for forgoing current yield or interest.

Principal Protection	The notes offer investors exposure to the underlying index while maintaining 100% protection of the invested principal.
Best Case Scenario
The underlying index increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $10 and (ii) 100% of the index percent change, subject to the maximum payment amount of $16.00 to $17.00 per note (160% to 170% of the stated principal amount).  The maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario	The underlying index declines or does not appreciate in value and, at maturity, the notes redeem for the stated principal amount of $10.

Summary of Selected Key Risks (see page 9)

¡	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

¡	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	The appreciation potential of the notes is limited to the maximum payment at maturity.

¡
The market price of the notes may be influenced by many unpredictable factors.  Prior to maturity the notes may, depending on market conditions (primarily movements in the underlying index and interest rates), trade below the original issue price and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Adjustments to the underlying index could adversely affect the value of the notes.

¡	You have no shareholder rights.

¡	Investing in the notes is not equivalent to investing in the underlying index.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited.

¡	The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

¡	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the underlying index.

May 2009	Page 3

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement for capital protected notes and prospectus, as supplemented and modified by these preliminary terms.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the underlying index. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal and the supplemental redemption amount, if any, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
May , 2009	May , 2009 (5 business days after the pricing date)	May 20, 2014, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Underlying index:	The S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Payment at maturity:
The payment at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$16.00 to $17.00 per note (160% to 170% of the stated principal amount). The maximum payment at maturity will be determined on the pricing date.
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the determination date
Price source:	Bloomberg ticker symbol “SPX”
Determination date:	May 15, 2014, subject to adjustment for non-index business days and certain market disruption events
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

May 2009	Page 4

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617483383
ISIN:	US6174833839
Minimum ticketing size:	100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on April 22, 2009, the “comparable yield” for the notes would be a rate of 5.5915% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $13.1583 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2009	$0.0481	$0.0481
July 1, 2009 through December 31, 2009	$0.2809	$0.3290
January 1, 2010 through June 30, 2010	$0.2888	$0.6178
July 1, 2010 through December 31, 2010	$0.2968	$0.9146
January 1, 2011 through June 30, 2011	$0.3051	$1.2197
July 1, 2011 through December 31, 2011	$0.3137	$1.5334
January 1, 2012 through June 30, 2012	$0.3224	$1.8558
July 1, 2012 through December 31, 2012	$0.3315	$2.1873
January 1, 2013 through June 30, 2013	$0.3407	$2.5280
July 1, 2013 through December 31, 2013	$0.3503	$2.8783
January 1, 2014 through the Maturity Date	$0.2800	$3.1583

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

May 2009	Page 5

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the underlying index. Such purchase activity could increase the value of the underlying index, and therefore the value at which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for capital protected notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for capital protected notes.
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.300	<$1MM
$9.950	$0.250	$1MM-$2.99MM
$9.925	$0.225	$3MM-$4.99MM
$9.900	$0.200	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2009	Page 6

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

In no event will the payment at maturity be greater than the maximum payment at maturity of $16.00 to $17.00 per note (160% to 170% of the stated principal amount).

The following example is based on the hypothetical values set forth below.

Example:

The hypothetical final index value is 15% greater than the hypothetical initial index value.

Hypothetical initial index value:	850
Hypothetical final index value:	977.5
Hypothetical maximum payment at maturity:	$16.50 per note
Participation rate:	100%
Supplemental redemption amount per note =	$10 x [(977.5 – 850)/850] x 100% = $1.5

In the example above, the total payment at maturity per note will equal $11.50, which is the sum of the stated principal amount of $10 and a supplemental redemption amount of $1.50.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount), taking into account the hypothetical maximum payment at maturity of $16.50, for a $10 stated principal amount note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity.  If the index percent change is greater than 65% you will receive only the hypothetical maximum payment at maturity of $16.50 per note, or 165% of the stated principal amount.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $10 note
100%	1,700	$10	$6.50	$16.50	65%
66%	1,411	$10	$6.50	$16.50	65%
65%	1,402.5	$10	$6.50	$16.50	65%
50%	1,275	$10	$5	$15	50%
25%	1,062.5	$10	$2.50	$12.50	25%
10%	935	$10	$1	$11	10%
5%	892.5	$10	$0.50	$10.50	5%
0%	850	$10	$0	$10	0%
–10%	765	$10	$0	$10	0%
–20%	680	$10	$0	$10	0%
–30%	595	$10	$0	$10	0%
–40%	510	$10	$0	$10	0%
–50%	425	$10	$0	$10	0%

May 2009	Page 7

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Payment at Maturity

100% principal protection.  At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any, subject to the maximum payment at maturity of $16.00 to $17.00 per note (160% to 170% of the stated principal amount).  The maximum payment at maturity will be determined on the pricing date.  All payments on the notes, including the repayment of principal and the supplemental redemption amount, if any, are subject to the credit risk of Morgan Stanley.

The supplemental redemption amount based on the underlying index.  The supplemental redemption amount will be equal to the product of $10 times the participation rate times the percentage, if any, by which the final index value exceeds the initial index value.  If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10 x	participation rate	x	(final index value – initial index value)
initial index value

where,
participation rate	=	100%
initial index value	=	To be determined on the pricing date
final index value	=	The index closing value on the determination date

In no event will the supplemental redemption amount result in a payment at maturity greater than the maximum payment at maturity of $16.00 to $17.00 per note (160% to 170% of the stated principal amount).

If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero.

May 2009	Page 8

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on page S-16 of the accompanying prospectus supplement for capital protected notes.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

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The notes may not pay more than the stated principal amount at maturity.  If the underlying index percent change is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity.

¡
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero or the underlying index may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡
The notes have limited appreciation potential.  If the index percent change is greater than 60% to 70% (as determined on the pricing date), you will only receive the maximum payment at maturity of $16.00 to $17.00 (160% to 170% of the stated principal amount) for each note you hold.  The maximum payment at maturity will be determined on the pricing date.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of the underlying index at any time and, in particular, on the determination date, the volatility of the underlying index, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks underlying the index, or stock markets generally, and that may affect the final index value, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the index and any actual or anticipated changes in our credit ratings or credit spreads.

¡
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Adjustments to the underlying index could adversely affect the value of the notes.  The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, on the determination date the final index value will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in

May 2009	Page 9

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

¡
Investing in the notes is not equivalent to investing in the underlying index.  Investing in the notes is not equivalent to investing in the underlying index or its component stocks.  See “Hypothetical Payout on the Notes” above.

¡
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

¡
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payment to you on the notes at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the component stocks of the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade in component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close on the determination date before you receive a supplemental redemption amount greater than zero.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of the underlying index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

May 2009	Page 10

Capital Protected Notes due May 20, 2014
Based on the Value of the S&P 500® Index

Information about the Underlying Index

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between S&P and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  For additional information, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

Historical Information

The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the underlying index from January 1, 2004 through April 21, 2009.  The closing value of the underlying index on April 21, 2009 was 850.08.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter (through April 21, 2009)	869.60	811.08	850.08

May 2009	Page 11